EXHIBIT 99.1
Community Capital Bancshares Reports Second Quarter Earnings

Albany, GA., July 22, 2005 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports net income for the six months ended June 30, 2005 of $491,000 as compared to $405,000 for the same period last year. This is an increase of $86,000 or 21%. Earnings per share for the six months ended June 30, 2005 were $0.17 compared to $0.23 for the same period of the prior year. Fully diluted earnings per share for the six months ended June 30, 2005 were $0.16 compared to the 2004 amount of $0.21. Net income for the three months ended June 30, 2005 was $277,000 or $0.10 per share. This compares to $183,000 or $0.10 per share for the same period in 2004.

Total assets at June 30, 2005 were $241,846,000 as compared to $165,888,000 at June 30, 2004. This is an increase of $75,958,000 or 46%. Net loans at June 30, 2005 were $168,552,000 and have increased $56,350,000 or 50% over the past twelve months. Deposits increased $50,586,000 or 39% during the past twelve months to $178,858,000 as of June 30, 2005.

The 50% loan growth is a combination of growth in all our market areas. The Dothan, Alabama market increased loans by $15,100,000 or 48%. Since its opening in October, 2004, the Auburn market has generated nearly $17,700,000 in loan growth. The growth in the Albany, Georgia loan portfolio during the past twelve months was $20,309,000 or 23%. Additionally, the Lee County office increased its outstanding loans by $3,241,000 or 29%. The newly opened Charleston, South Carolina market will provide a further source of diversified expansion for the Company. The increased provision for loan losses during 2005 is a reflection of this loan growth and has helped the allowance for loan losses remain in proportion to the increased outstanding loans.

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has three banking locations and a loan production office in Charleston, South Carolina, and AB&T National Bank which has offices in Dothan and Auburn, Alabama. The stock is traded on the Nasdaq Small-Cap Market under the symbol “ALBY”.
Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
Earnings Summary:	6/30/05	6/30/04	6/30/05	6/30/04
Net Interest Income	$2,059	$1,442	$3,984	$3,102
Provision for Loan Losses	250	- -	430	15
Non-interest income	440	388	819	614
Non-interest expense	1,876	1,558	3,692	3,104
Income tax expense	96	89	190	192
Net Income	277	183	491	405
Primary Earnings per share	$0.10	$0.10	$0.17	$0.23
Fully diluted earnings per share	$0.09	$0.09	$0.16	$0.21

Summary Balance Sheets	6/30/05	6/30/04
Cash and due from banks	$10,583	$4,526
Federal funds sold	19	1,326
Investment securities	42,204	31,457
Loans	170,435	114,011
Less: allowance for loan losses	(1,883)	(1,809)
Other assets	20,488	16,377
Total Assets	$241,846	$165,888

Total deposits	$178,858	$128,272
Other borrowings	35,604	23,481
Other liabilities	1,151	781
Total stockholders’ equity	26,233	13,354
Total liabilities and stockholders’ equity	$241,846	$165,888